COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

As of July 18, 2017

Columbia Management Investment Distributors, Inc.

225 Franklin Street

Boston, MA 02110

Attn: President

Re:	Restated Schedule I to Shareholder Servicing Plan Implementation Agreement

Dear Sir:

Reference is made to that certain Shareholder Servicing Plan Implementation Agreement by and among Columbia Funds Series Trust and Columbia Funds Series Trust I and Columbia Management Investment Distributors, Inc. effective on May 1, 2010 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

Schedule I to the Agreement is hereby replaced by Schedule I hereto effective as of the date set forth above.

Very truly yours,

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

each on behalf of its respective Funds

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: President

Accepted and Agreed to:

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Jeffrey F. Peters
Name: Jeffrey F. Peters
Title: Managing Director and Head of Global Institutional Distribution

SCHEDULE I

COMPENSATION

Classes A,1 C and E Shares of a Columbia Fund except as otherwise specifically identified below:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net assets of such Fund Share classes, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

For Class A Shares of Columbia AMT-Free Oregon Intermediate Muni Bond Fund, Columbia Balanced Fund, Columbia Contrarian Core Fund, Columbia Disciplined Small Core Fund ,Columbia Dividend Income Fund, Columbia Global Technology Growth Fund, Columbia Large Cap Growth Fund, Columbia Mid Cap Growth Fund, Columbia Real Estate Equity Fund and Columbia Small Cap Growth Fund I, each a series of Columbia Funds Series Trust I, the Board of Trustees of Columbia Funds Series Trust I limits total payments for distribution and service fees for each applicable Fund to 0.25% of such Fund’s average daily net assets attributable to Class A Shares, and therefore any amounts payable by Class A Shares of such Fund pursuant to Columbia Funds Series Trust I’s Distribution Plan shall directly reduce the maximum allowable rate of the Servicing Fee. For example, payment of a 0.10% distribution fee would reduce the maximum allowable rate of the Servicing Fee to 0.15%.

Classes A and C of Columbia AMT-Free Intermediate Muni Bond Fund, Columbia Tax-Exempt Fund and Columbia High Yield Municipal Fund:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.20% of the average daily net assets of such Fund Share classes, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Class A of Multi-Manager Alternative Strategies Fund, Multi-Manager Directional Alternative Strategies Fund, Multi-Manager Growth Strategies Fund, Multi-Manager Small Cap Equity Strategies Fund and Multi-Manager Total Return Bond Strategies Fund:

The Service Fee shall be an annual rate not to exceed 0.25% of the average daily net assets attributable to Class A Shares, provided, that the Fund’s combined Service Fee and distribution fee shall not exceed 0.25% of the average daily net assets attributable to Class A Shares of such Fund.

Class T Shares2

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net assets attributable to Class T Shares, provided, that the Fund’s combined Servicing Fee and distribution fee shall not exceed 0.25% of the average daily net assets attributable to all Class T Shares.

[1]	Class A Shares of each Fund that is a series of Columbia Funds Series Trust have a combined shareholder servicing and distribution plan pursuant to which the aggregate annual fee rate listed above represents total compensation for services rendered in connection with (i) the sale of such Shares; (ii) the personal services and/or the maintenance of shareholder accounts holding such Shares; or (iii) any combination thereof.
[2]	Effective March 27, 2017, Class W shares were redesignated Class T shares.